Exhibit 99.1

DecisionPoint Systems Renews Credit Line With Silicon Valley Bank

IRVINE, Calif., March 3, 2015 /PRNewswire/ -- DecisionPoint™ Systems, Inc. (OTCQB: DPSI), a leading provider and integrator of Enterprise Mobility and Wireless Applications solutions, announced today that it has renewed its $10 million line of credit with Silicon Valley Bank.

The renewal extends the existing $10 million line of credit through February 2017, keeps the current reduced interest rate in place, and provides for a further reduction in the rate if the Company achieves certain performance milestones.

"The renewal agreement with Silicon Valley Bank reflects a strong improvement during 2014 in our operating performance," said CFO Michael Roe.  "Our nine-month sales were higher year-over-year, term debt was down, cash flow from operations was up and Adjusted EBITDA was up.  The reduction in our interest rate from the Bank in 2014 was a result of our continuing operating improvement, as well as our streamlined expenses and overhead costs."

Mr Roe said that the Company intends to publish its fourth quarter and full-year 2014 earnings in mid- to late March.  An announcement will be made at the appropriate time.

About Silicon Valley Bank
For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Forbes named SVB one of America's best banks (2015) and one of America's best-managed companies (2014).
Learn more at svb.com.

Silicon Valley Bank is the California bank subsidiary and commercial banking operation of SVB Financial Group (Nasdaq: SIVB), and a member of the FDIC. Silicon Valley Bank and SVB Financial Group are members of the Federal Reserve System.

About DecisionPoint™ Systems, Inc.
DecisionPoint Systems, Inc. delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers.  They do this by making enterprise software applications accessible to the front-line worker anytime, anywhere.  DecisionPoint utilizes the latest wireless, mobility, and RFID technologies.

For more information on DecisionPoint Systems visit www.decisionpt.com

Forward-Looking Statements
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievements in the future to differ materially from forecasted results, performance, and achievements.  Known risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly release the results of any revisions to its forward-looking statements to reflect events or circumstances after the date hereof, including without limitation unanticipated events or changes in the Company's plans or expectations.

Contacts:

DecisionPoint™ Systems, Inc.
Michael Roe
Chief Financial Officer
(949) 465-0065 ext. 25

Silicon Valley Bank
Carrie Merritt
Public Relations Director
cmerritt@svb.com
(503) 574-3705

Allen & Caron, Inc.
Rudy Barrio (investors)
r.barrio@allencaron.com
(212) 691-8087

Len Hall (media)
len@allencaron.com
(949) 474-4300

SOURCE DecisionPoint Systems, Inc.